Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-158385

February 8, 2012

HSBC USA Inc.

Final Term Sheet:

Issuer:	HSBC USA Inc.
Lead Manager:	HSBC Securities (USA) Inc.
Structure:	3-year Senior Notes
Ratings:	A1/A+/AA (Negative/Stable/Stable)
Pricing Date:	February 8, 2012
Settlement Date:	February 13, 2012 (T+3)
Maturity Date:	February 13, 2015
Form of Note:	Senior Notes
Form of Offering:	SEC Registered
CUSIP/ISIN:	40428H PG1 / US40428HPG10
Co-Managers:

BNY Mellon Capital Markets, LLC
BMO Capital Markets Corp.
CIBC World Markets Corp.
Citigroup Global Markets Inc.
Comerica Securities, Inc.
Fifth Third Securities, Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Morgan Stanley & Co. International plc
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Transaction Details:

Principal Amount:	$1,500,000,000
Benchmark Treasury:	UST 0.25% due January 2015
Treasury Yield:	0.349%
Treasury Price:	99-22 ¾
Re-offer Spread:	UST + 210 basis points
Coupon:	2.375%
Re-offer Yield:	2.449%
Issue Price:	99.787%
Gross Fees:	0.25%
Net Price:	99.537%
Total Proceeds to Issuer:	$1,493,055,000

Interest Payment Dates:	Semi-annual on each February 13 and August 13, commencing August 13, 2012
Call Features:	NCL

Day Count Convention:	30/360
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Principal Paying Agent:	HSBC Bank USA, N.A.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.